EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated this 30th day of April 2026 (the “Effective Date”), by and between Dime Community Bancshares, Inc., a Delaware corporation (the “Company”), Dime Community Bank, a New York chartered commercial bank and a wholly owned subsidiary of the Company (the “Bank”), and Avinash Reddy (the “Executive”).

WHEREAS, Executive was promoted to Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and the Bank and is a party to an employment agreement with the Company and Bank dated as of October 9, 2020 (the “Prior Agreement”); and

WHEREAS, in connection with the Executive’s promotion, the Company, the Bank and the Executive desire to amend and restate the Prior Agreement to reflect the Executive’s promotion and to incorporate all amendments to the Prior Agreement; and

WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement shall supersede and replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Employment Period.

(a)Three Year Contract; Daily Renewal. The term of this Agreement shall be for a period of three (3) years (the “Employment Period”) and the Employment Period shall automatically renew on a daily basis, such that the remaining unexpired Employment Period shall be three (3) years, until the date the Company or Bank gives the Executive written notice of non-renewal (“Non-Renewal Notice”).  The Employment Period shall end on the date that is three years after the date of the Non-Renewal Notice.

(b)Annual Performance Evaluation. On a calendar year basis, the Bank and/or the Company (acting through the full Board or a committee thereof) shall conduct an annual performance evaluation of the Executive, no later than April 30th of the following calendar year, the results of which shall be communicated to the Executive.

(c)Continued Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period.

2.	Duties.

(a)Title; Responsibility. The Executive shall serve as the Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank, and

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shall perform such administrative and management services as customarily performed by a person in a similar executive capacity, including overseeing all finance functions, management and growth of all of the Bank’s deposit businesses including the branch network, private banking and treasury management and any other duties as may be reasonably assigned from time to time by the President and Chief Executive Officer of the Company and Bank and/or the Board of Directors of the Company and/or Bank (the “Board”). In his capacity as Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer, the Executive shall report directly to the President and Chief Executive Officer.

(b)Time Commitment. The Executive shall devote his full business time and attention to the business and affairs of the Company and the Bank and shall use his best efforts to advance the interests of the Company and the Bank.

3.	Annual Compensation.

(a)Annual Salary. In consideration for the services performed by the Executive under this Agreement, the Bank shall pay to the Executive an annual salary (“Base Salary”) of not less than $592,800.00. The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. The Bank shall review the Executive’s Base Salary at least annually and such Base Salary may be increased, but may not be decreased without the Executive’s consent (any increase in Base Salary shall become the new “Base Salary” for purposes of this Agreement).

(b)Incentive Compensation. The Executive shall be eligible to participate in any incentive compensation programs established by the Bank and/or the Company from time to time for senior executive officers, in accordance with the terms of such plans as they may exist from time to time.

(c)Annual Equity Grant. The Company shall make an equity compensation grant to the Executive on an annual basis (“LTIP”) with a fair market value equal to in an amount at least equal to one hundred percent (100%) of Base Salary.  Approximately 60% of the LTIP will be performance based and the remaining 40% time-based. The LTIP is subject to various terms and conditions, including, but not limited to terms related to performance-based vesting, as shall be determined by the Compensation Committee of the Board (the “Committee”) and set forth in a grant award agreement, including without limitation vesting conditions (which may include performance-based vesting conditions).  Additionally, the award agreement’s provisions regarding vesting, dividends and other terms shall be consistent with the related equity plan as in effect on the date of grant.

(d)Annual Cash Bonus. The Bank shall provide the Executive an annual cash bonus opportunity in an amount at least equal to fifty percent (50%) of Base Salary at target, less required tax withholding, on an annual basis during the term of this Agreement (the “Annual Cash Bonus”), subject to terms and conditions, including performance conditions, as shall be determined by the Committee. Each Annual Cash Bonus shall be paid to the Executive as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable bonus period, but in no event later than March 15th of the calendar year following the year in which the last day of the performance period occurs (or as soon as administratively practicable thereafter).

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(e)For purposes of Section 3(c), the number of restricted stock awards to be granted in accordance with such provisions shall be determined by dividing the restricted stock award value by the VWAP derived from the stock price for the 10 business days prior to the grant date as reported on the New York Stock Exchange (or the primary securities exchange on which the Company’s securities are traded) and without regard to any after-hours trading.

4.	Employee Benefit Plans; Paid Time Off

(a)Benefit Plans. During the Employment Period, the Executive shall be an employee of the Bank and shall be entitled to participate in benefit plans sponsored and maintained by the Bank, including, but not limited to any: (i) tax-qualified retirement plans; (ii) Supplemental Executive Retirement Plan approved by the Bank (to the extent it is being provided to similarly situated executives of the Company); (iii) individual split-dollar life insurance policy benefit; (iv) group life, health and disability insurance plans and (v) any other employee benefit plans and programs in accordance with the Bank’s customary practices, provided; however, such participation shall be in accordance with the terms of such benefit plans and programs and, for purposes of this Section 4(a), the Bank may amend, modify or reduce benefits provided under such benefit plans and programs provided the changes apply to all similarly-situated participants on an equivalent basis.

(b)Paid Time Off. The Executive shall be entitled to no less than four (4) weeks of paid time off (“PTO”) each year during the Employment Period (inclusive of vacation time, sick leave and other personal leave), as well as holidays and certain other paid absences, in accordance with the Bank’s policies and procedures for executive employees. All unused accrued PTO will be payable to Executive upon termination of employment.

(c)Perquisite Allowance. The Executive shall be paid an annual allowance of $50,000 in the form of a cash payment, in lieu of any perquisites.
5.	Outside Activities and Board Memberships

During the term of this Agreement, the Executive shall not, directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall the Executive acquire by reason of purchase during the term of this Agreement the ownership of more than 5% of the outstanding equity interest in any such entity. Subject to the foregoing, and to the Executive’s right to continue to serve as an officer and/or director or trustee of any business organization as to which he was so serving on the Effective Date of this Agreement, the Executive may serve on boards of directors of unaffiliated, for-profit business corporations, subject to Board approval, which shall not be unreasonably withheld, and such services shall be presumed for these purposes to be for the benefit of the Bank and the Company. Except as specifically set forth herein, the Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall the Executive’s outside activities, services, personal business and investments materially interfere with the performance of

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his duties under this Agreement.

6.	Working Facilities and Expenses

(a)Working Facilities. The Executive’s principal place of employment shall be at the Bank’s office in New York, New York.

(b)Expenses. The Bank or Company, as appropriate, shall reimburse the Executive for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank or Company of an itemized account of such expenses in such form as the Bank or Company may reasonably require. Any such expense shall be reimbursed as soon as practicable and no later than two and one-half months following the end of the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

7.	Termination of Employment with Bank Liability

(a)Reasons for Termination. In the event that the Executive’s employment with the Bank and/or the Company shall terminate during the Employment Period on account of any of the events set forth in Sections 7(a)(i) or 7(a)(ii) below (an “Event of Termination”), the Bank shall provide the benefits and pay to the Executive the amounts provided for under Section 7(b) or Section 7(c), as applicable:

(i)The Executive’s voluntary resignation from employment with the Bank and the Company during the term of this Agreement due to the occurrence of any of the following events without Executive’s consent, such that the Executive’s resignation shall be treated as a resignation for “Good Reason,” provided that for purposes of this Section 7(a)(i), the Executive must provide not greater than ninety (90) days’ written notice to the Bank and the Company of the initial existence of such condition and the Bank and the Company shall have thirty (30) days to cure the condition giving rise to the Event of Termination (but the Bank and the Company may elect to waive such thirty (30) day period):

(A)the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which Executive retains authority;

(B)a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, or a requirement that Executive report to an officer or employee other than the CEO;

(C)a reduction in Executive’s Base Salary or a decrease in the minimum grant and bonus opportunity percentages as set forth in Sections 3(c) and 3(d) or the failure of the Bank or Company to maintain Executive’s participation under the Bank’s employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which Executive participates. Notwithstanding the foregoing, the Bank or Company may eliminate and/or modify

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existing employee benefit, retirement, or fringe benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives;

(D)a liquidation or dissolution of the Bank or the Company other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of the Executive;

(E)	a material breach of this Agreement by the Bank and/or the

Company; or

(F)the relocation of Executive’s principal place of employment to an office other than one located in Section 6(a) of this Agreement and which results in (1) an increase in Executive’s commute by twenty-five (25) miles or more or which is located outside the State of New York or (2) Executive being required to work in Long Island.

(ii)the involuntary termination of the Executive’s employment by the Bank and/or the Company for any reason other than: for “Cause” as defined in Section 8(a); for “Disability” as set forth in Section 7(d) below; in connection with a Change in Control, as set forth in Section 7(c) below; or as a result of the death of the Executive; provided that such involuntary termination of employment constitutes a “Separation from Service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986 (“Section 409A”) and the Treasury regulations promulgated thereunder.

(b)Severance Pay. Upon an Event of Termination, the Bank or Company shall pay to the Executive (or, in the event of the Executive’s death after the event described in Section 7(a) has occurred, the Bank or Company shall pay to the Executive’s surviving spouse, beneficiary or estate) an amount equal to the following:

(i)the sum of (1) the Executive’s earned but unpaid Base Salary, the Executive’s business expenses that have not been reimbursed by the Company or the Bank, the Executive’s Annual Cash Bonus for the fiscal year immediately preceding the fiscal year in which the Event of Termination occurs (the “Recent Bonus”) if such bonus has not been paid as of the date of the Event of Termination, and any accrued vacation pay if such amounts have not been paid as of the Event of Termination (the “Accrued Obligations”), and (2) an amount equal to the product of (x) the Recent Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”) to defer any portion of the Base Salary or the Annual Cash Bonus described in this clause, then for purposes of this Section 7(b)(i), such election shall remain effective and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and
(A)	the amount equal to the product of (1) three and (2) the sum of
(x)	Executive’s Base Salary and (y) the Recent Bonus;

(B)an amount equal to Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution

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plans sponsored by the Company or its affiliates, in which Executive participates as of immediately prior to the date of termination (or, if more favorable to Executive, the plans as in effect immediately prior to the Effective Date) (collectively, the “Savings Plans”) that Executive would receive if Executive’s employment continued for the three-year period following the date of termination (the “Benefits Period”), assuming for this purpose that (A) Executive is fully vested in the right to receive employer contributions under such plans; (B) Executive’s compensation during each year of the Benefits Period is equal to the Base Salary and the Recent Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (C) Executive received an annual bonus with respect to the year in which the date of termination occurs equal to the Pro Rata Bonus, only if a contribution in respect of the compensation described in this clause (C) has not already been credited to Executive under the Savings Plans; (D) the amount of any such employer contributions is equal to the maximum amount that could be provided under the terms of the applicable Savings Plans for the year in which the date of termination occurs (or, if more favorable to Executive, or in the event that as of the date of termination the amount of any such contributions for such year is not determinable, the amount of contribution that could be provided under the Savings Plans for the plan year ending immediately prior to the Effective Date) for a participant whose compensation is as provided in clauses (B) and (C) above; and (E) to the extent that the employer contributions are determined based on the contributions or deferrals of Executive, disregarding Executive’s actual contributions or deferral elections as of the date of termination and assuming that Executive had elected to participate in the Savings Plans and to defer that percentage of Base Salary and/or annual bonus under the Savings Plans that would result in the maximum possible employer contribution;

(C) an amount equal to the product of (A) the sum of (x) 150% of the monthly premiums for coverage under the Company’s or and its Affiliates health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for Executive and his or her spouse and dependents as of immediately prior to the date of termination, and (y) 150% of the monthly premium for coverage (based on the rate paid by the Company and its Affiliates for active employees) under the life insurance plans of the Company and its Affiliates, in each case, based on the plans and at the levels of participation in which Executive participates as of immediately prior to the date of termination (or, if more favorable to Executive, the plans as in effect immediately prior to the Effective Date), and (B) the number of months in the Benefits Period;

(ii)the Company shall, at its sole expense as incurred, provide Executive with outplacement services the scope and provider of which shall be selected by the Company prior to the Effective Date; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination; and

(iii)if the Executive receives payments and benefits pursuant to Section 7(b) of this Agreement, Executive shall not be entitled to any duplicative severance pay or duplicative benefits under any severance plan, program or policy of the Company and its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement, and to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements. Without limiting the generality of the foregoing, Executive shall be entitled to all rights and benefits set forth in the plans and

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agreements governing Executive’s outstanding equity awards.

(c)Change in Control. If within the period ending two years after a Change in Control (as defined in Section 9 of this Agreement), (i) the Bank and/or the Company terminates the Executive’s employment without Cause, or (ii) the Executive voluntarily terminates his employment with Good Reason, the Company and/or the Bank shall pay the Executive within ten (10) business days following the Event of Termination the following:

(i)the sum of (1) the Accrued Obligations, and (2) an amount equal to the product of (x) the Recent Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Base Salary or the Annual Cash Bonus described in this clause, then for purposes of this Section 7(c)(i), such election shall remain effective and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

(A)the amount equal to the product of (1) three and (2) the sum of (x) Executive’s Base Salary and (y) the greater of the Annual Cash Bonus (at target) in the year of a Change in Control or the average of the Annual Cash Bonus earned by Executive during the three years prior to a Change in Control (including the full value of the Annual Cash Bonus, whether payable in cash or another form);

(B)an amount equal to Company and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its affiliates, in which Executive participates as of immediately prior to the date of termination (or, if more favorable to Executive, the plans as in effect immediately prior to the Effective Date) (collectively, the “Savings Plans”) that Executive would receive if Executive’s employment continued for the three-year period following the date of termination (the “Benefits Period”), assuming for this purpose that (A) Executive is fully vested in the right to receive employer contributions under such plans; (B) Executive’s compensation during each year of the Benefits Period is equal to the Base Salary and the Recent Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (C) Executive received an annual bonus with respect to the year in which the date of termination occurs equal to the Pro Rata Bonus, only if a contribution in respect of the compensation described in this clause has not already been credited to Executive under the Savings Plans; (D) the amount of any such employer contributions is equal to the maximum amount that could be provided under the terms of the applicable Savings Plans for the year in which the date of termination occurs (or, if more favorable to Executive, or in the event that as of the date of termination the amount of any such contributions for such year is not determinable, the amount of contribution that could be provided under the Savings Plans for the plan year ending immediately prior to the Effective Date) for a participant whose compensation is as provided in clauses (B) and (C) above; and (E) to the extent that the employer contributions are determined based on the contributions or deferrals of Executive, disregarding Executive’s actual contributions or deferral elections as of the date of termination and assuming that Executive had elected to participate in the Savings Plans and to defer that percentage of Base Salary and/or annual bonus under the Savings Plans that would result in the maximum possible employer contribution;

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(C)an amount equal to the product of (A) the sum of (x) 150% of the monthly premiums for coverage under the Company’s or and its Affiliates health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for Executive and his or her spouse and dependents as of immediately prior to the date of termination, and (y) 150% of the monthly premium for coverage (based on the rate paid by the Company and its Affiliates for active employees) under the life insurance plans of the Company and its Affiliates, in each case, based on the plans and at the levels of participation in which Executive participates as of immediately prior to the date of termination (or, if more favorable to Executive, the plans as in effect immediately prior to the Effective Date), and (B) the number of months in the Benefits Period;

(ii)the Company shall, at its sole expense as incurred, provide Executive with outplacement services the scope and provider of which shall be selected by the Company prior to the Effective Date; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination; and

(iii)if the Executive receives payments and benefits pursuant to this Section 7(c) of this Agreement, Executive shall not be entitled to any duplicative severance pay or duplicative benefits under any severance plan, program or policy of the Company and its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement, To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements. Without limiting the generality of the foregoing, Executive shall be entitled to all rights and benefits set forth in the plans and agreements governing Executive’s outstanding equity awards.

(D)All of the Executive’s equity awards subject to performance-based vesting (“Performance Awards”) will become fully vested as of the date of termination of employment: (i) based on actual performance measured as of the most recent completed fiscal quarter, and (ii) if actual performance cannot be determined, all Performance Awards will vest as to all shares subject to an outstanding Performance Award at the target performance level; and all of the Executive’s equity awards subject to time-based vesting will become fully vested as of the date of termination of employment.

(d)Termination due to Death or Disability. In the case of a termination of Executive’s employment due to death or disability, within the meaning of Code Section 409A and the Treasury regulations thereunder (a “Disability”), the Executive shall be entitled to the following from the Bank: (a) benefits under any applicable short-term and/or long-term disability insurance plan, (b) the Accrued Obligations, (c) an amount equal to the product of the most recent annual cash bonus multiplied by a fraction, with the numerator equal to the number of days in the current fiscal year through the date of termination due to death or Disability and the denominator equal to 365, (c) any unvested restricted stock awards subject to time-based vesting shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement, and (d) any unvested performance stock awards shall become fully and immediately vested and pro-rated based on actual performance and if actual performance is not determinable, at target, and the payment or delivery of such awards or benefits shall be accelerated to the extent

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permitted by Section 409A or other applicable law and the terms of such plan or arrangement.

(e)Timing of Severance Pay. Any cash payments pursuant to this Section 7 shall be made in a lump sum within ten (10) business days following the Event of Termination less applicable withholding taxes. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment with the Bank or following a Change in Control. Notwithstanding anything herein to the contrary, if Executive is a Specified Employee, as defined in Code Section 409A, and if any payment to be made under Section 7 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service pursuant to Treasury regulation Section 1.409A-1(b)(9)(iii).

(f)Release Agreement. Notwithstanding anything in this Agreement to the contrary, the payments and benefits under this Section 7, but excluding Section 7(c) and excluding the Accrued Obligations, shall be paid to Executive within ten (10) business days following the Event of Termination, or if later, following the seventh (7th) day after Executive executes a release of his claims against the Company, Bank, its officers, directors, successors and assigns, in a form satisfactory to the Company and the Bank (the “Release”). The Release must be executed and become irrevocable by the 60th day following the Event of Termination, provided that if the 60- day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Code, the payments under Section 7 shall be paid, or commence, in the second calendar year. The payments due under Section 7 (other than any Accrued Obligations and the payments under Section 7(c)) are subject to Executive’s execution of the Release.

8.	Termination without Additional Bank or Company Liability

(a)	Termination for Cause.

(i)The Bank and/or the Company may terminate the Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” Termination for “Cause” shall mean termination because of: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude (other than for traffic violations); (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board or the President and Chief Executive Officer will likely cause substantial economic damage to the Company, the Bank or any subsidiary or substantial injury to the business reputation of the Company, the Bank or any subsidiary; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company, the Bank or any subsidiary; (iv) the continuing willful failure of the Executive to perform his duties to the Company, the Bank or any subsidiary (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Executive’s declining to perform any assigned duties to the extent such assignment or duties would constitute a violation of law) after written notice thereof; (v) a material breach by the Executive of the Bank’s or Company’s Code of Ethics; or (vi) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank or the Company.

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(ii)Executive shall not have the right to receive compensation or other benefits for any period after the date of Termination for Cause. Notwithstanding the foregoing, Termination for Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Termination for Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Termination for Cause as described above, the Board may suspend the Executive from his/her duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board. For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by his/her not in good faith without reasonable belief that his/her action or omission was in the best interest of the Company and the Bank.

(b)Voluntary Resignation Without Good Reason. In the event that the Executive’s employment with the Bank and Company shall terminate during the Employment Period on account of the Executive’s voluntary resignation from employment with the Bank for any reason other than “Good Reason” as defined in Section 7(a)(i), Disability or death, then the Bank and Company shall have no further obligations under this Agreement, other than the payment to the Executive of the Accrued Obligations, and the provision of such benefits, if any, to which he is entitled as a former employee under the Bank’s or Company’s employee benefit plans and programs and compensation plans and programs, including without limitation, any incentive compensation plan.

9.	Change in Control

(i)For purposes of this Agreement, the term “Change in Control” shall mean: The occurrence of any event (other than an event satisfying the conditions of Section 9(iii)(A)(I) and (II)) upon which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 25% or more of the combined voting power of all of the Company's then outstanding securities, other than an acquisition by (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) any group constituting a person in which employees of the Company are substantial members;

(ii)The occurrence of any event upon which the individuals who, on the date of this Agreement, are members of the Board, together with individuals whose election by the Board or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of the members of the Board then in office who were either members of the Board on the date of this Agreement or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose,

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any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company;

(iii)(A) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(I) either (x) the members of the Board immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (y) the stockholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Company immediately before such merger or consolidation; and

(II) if the entity which results from such merger or consolidation is not the Company, such entity expressly agrees in writing to assume and perform the Company's obligations under the Plan; or

(B)The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(C)Any event that would be described in Section 9(i), (ii) or (iii) if “Bank (and any successor thereto)” were substituted for the “Company” therein.

10.Confidentiality. Unless the Executive obtains prior written consent from the Bank or the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank, the Company or any entity which is a subsidiary or affiliate of the Bank or the Company or of which the Bank or the Company is a subsidiary or affiliate, any material document or information obtained from the Bank, the Company or from any of their respective parents, subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that this restriction shall not apply to the use or disclosure of confidential information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Executive or (iii) in connection with the performance of Executive’s duties under this Agreement. No provision of this Agreement, including but not limited to this Section 10, shall be interpreted, construed, asserted or enforced by the Company or Bank to (i) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) require notification or prior approval by the Company or Bank of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, nothing contained in this Agreement, or any release and

EXHIBIT 10.2

waiver delivered in accordance with this Agreement, shall be interpreted, construed, asserted or enforced by the Company or Bank to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation. The Company and Bank hereby waive any right to assert or enforce the provisions of this Agreement in a manner which would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.  Nothing in this Section 10 shall prevent the Executive, with or without the Bank’s or the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

11.Non-Solicitation; Non-Competition; Post-Termination Cooperation; Non- Disparagement.

(a)The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank and Company, he shall not, without the written consent of the Bank and Company, either directly or indirectly:

(i)solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, the Company or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office; provided, however, that this subsection (i) shall not prohibit general solicitations in any medium not specifically directed at officers or employees of the Bank, the Company or their respective subsidiaries or affiliates; or

(ii)solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or the Company located in the New York Counties of Kings, Queens, Nassau or Suffolk, or otherwise within a seventy-five (75) mile radius of Times Square, New York, to terminate an existing business or commercial relationship with the Bank or the Company.

(b)The Executive hereby covenants and agrees that following any termination of employment, he shall not, without the written consent of the Bank and Company, either directly or indirectly: become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union,

EXHIBIT 10.2

bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has its headquarters in the New York counties of Nassau, Suffolk, Kings and Queens. This restriction shall apply for one year following termination.

(c)Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and/or the Company, as may reasonably be required by the Bank and/or the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank, the Company or any of its subsidiaries or affiliates. Any assistance under this Section 11(c) shall not unreasonably interfere with Executive’s personal or business affairs. The Company or the Bank shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling the obligations of this Section 11(c). To the extent Executive’s cooperation is requested at any point following the Employment Period, the Company will pay Executive a reasonable hourly or per diem fee (calculated based on Executive’s most recent Base Salary under this Agreement) for Executive’s services that exceed either two (2) hours in a calendar month or five (5) hours in a calendar year.

(d)Executive agrees not to disparage or defame in any manner, whether directly or indirectly, the Company, the Bank, or their affiliates, officers, directors, owners, representatives, employees, products or services, and the Company and the Bank agree not to disparage or defame in any manner, whether directly or indirectly, the Executive, in each case at any time during the Employment Period or at any time following termination of employment, except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law.

(e)All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 11, agree that, in the event of any such breach by the Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

(f)Notwithstanding the foregoing, if the Executive’s employment is terminated following a Change in Control, the period of time that the non-solicitation and non-competition restrictions set forth in this Section 11(a) and Section 11(b) shall apply following such termination of employment shall be governed by Section 20 of this Agreement.
12.	Regulatory Requirements

(a)Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank and/or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit

EXHIBIT 10.2

Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12

C.F.R. Part 359.

(b)Notwithstanding any other provision in this Agreement, (i) the Bank or the Company may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were a Termination for Cause under Section 8(a) hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank’s or the Company’s burden to prove that any such action was so required.
13.	Arbitration; Legal Fees.

(a)Arbitration. In the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section. The Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in Suffolk County, New York unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.

(b)Legal Fees and Other Expenses. If the Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by the Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank and/or the Company, provided that such payment or reimbursement is made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in Executive’s favor.

14.Indemnification and Insurance.   The Bank and/or the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against

EXHIBIT 10.2

all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank and/or the Company (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, that neither the Bank nor the Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

15.Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (ii) if sent by reputable overnight courier, one business day after delivery to such courier; (iii) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine and (iv) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to the Executive:

At the last address On file

If to the Company

and the Bank:Dime Community Bank

898 Veterans Memorial Highway, Suite 560 Hauppauge, New York 11788

Attention: President and Chief Executive Officer

With copies to:

Dime Community Bank

898 Veterans Memorial Highway, Suite 560 Hauppauge, New York 11788

Attention: General Counsel

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015 Attention: John J. Gorman, Esq.

16.Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

EXHIBIT 10.2

17.	Miscellaneous.

(a)Notice of Termination. Any termination of Executive’s employment by the Bank and/or the Company shall be communicated in writing to the Executive, and any voluntary termination of employment by the Executive shall be communicated in writing to the Bank and/or the Company.

(b)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Executive, his legal representatives and estate and intestate distributees, and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank or the Company may be sold or otherwise transferred. Any such successor of the Bank or the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company and Bank, and the Executive’s obligations hereunder shall continue in favor of such successor.

(c)Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(d)Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(e)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(f)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

(g)Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

(h)Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Prior Agreement.
(i)Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits are not timely paid or provided by the Bank, such amounts and benefits

EXHIBIT 10.2

shall be paid or provided by the Company.

18.Termination of Prior Agreement. On the Effective Date, Executive, the Company and the Bank hereby agree that the Prior Agreement shall be terminated without any further action of any of the parties hereto or thereto. Executive hereby acknowledges and agrees that Executive has no contractual rights to any payments or benefits under the Prior Agreement as of the Effective Date, including, but not limited to, any severance benefits resulting from a termination for Good Reason (as defined under the Prior Agreement).

19.Section 409A. It is the intention of the parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement be exempt from or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other parties and all parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

20.	Tax Matters.

(a)If the Executive’s employment is terminated following a Change in Control, the non-competition and non-solicitation restrictions set forth in Sections 11(a) and 11(b) of this Agreement shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. The Company, the Bank and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Sections 11(a) and 11(b) have value, and (ii) the value shall be recognized in any calculations the Company, the Bank and the Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Sections 7(c)(i)(A) and 7(c)(i)(B) of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Sections 11(a) and 11(b) of this Agreement (the “Appraised Value”). The Company and the Bank, at the Bank’s expense, shall obtain an independent appraisal to determine the Appraised Value no

EXHIBIT 10.2

later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in Section 7(c). The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

(b)After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), whether paid or payable pursuant to Section 7(c) of this Agreement or otherwise (the “Change in Control Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Payments shall not be reduced if it is determined that without such reduction, the Change in Control Benefits received by the Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under the Agreement.

(c)Unless otherwise agreed in writing by the parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 20 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Company and Executive (the “Firm”) whose determination will be conclusive and binding on all parties. The Company shall pay all fees charged by the Firm for this purpose. The Company, the Bank and the Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm shall be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm to give) the Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 20 shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.

(d)In the event the Company and the Bank do not obtain an Appraised Value of the non-competition and non-solicitation restrictions pursuant to this Section 20 of the Agreement, the Company and the Bank shall indemnify Executive to the fullest extent permitted by law against, and with respect to, any and all costs and expenses (including reasonable attorney fees), and damages resulting from any excise taxes payable under Code Section 4999 and any federal, state or local income tax resulting from this indemnification.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank, Company and the Executive have duly executed this Agreement as of the day and year first written above.

AVINASH REDDY

By: /s/ Avinash Reddy

DIME COMMUNITY BANCSHARES, INC.

By:/s/ Stuart H. Lubow

Duly Authorized Officer

DIME COMMUNITY BANK

By:/s/ Stuart H. Lubow

Duly Authorized Officer [Signature Page to Employment Agreement]